UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 20, 2013

INGERSOLL-RAND PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Ireland (State or Other Jurisdiction of Incorporation)	001-34400 (Commission File Number)	98-0626632 (IRS Employer Identification No.)

170/175 Lakeview Dr. Airside Business Park Swords, Co. Dublin Ireland (Address of principal executive offices, including zip code)

+(353) (0) 18707400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

As part of its 2012 Form 10-K filing, Ingersoll-Rand plc (the “Company”) disclosed that the fair value of its Security Technologies Europe, Middle East, India, and Africa (EMEIA) reporting unit exceeded its carrying value by 2.5% as of October 1, 2012. The Company has continued to monitor the close proximity of the reporting unit's carrying value compared to its fair value and determined it is required to complete the first step of a two-step interim impairment test, as defined under U.S. GAAP. The first step of the goodwill impairment test compares the carrying value of a reporting unit to its estimated fair value. The results of the third quarter 2013 interim impairment test indicated that the estimated fair value of the Security Technologies EMEIA reporting unit was less than its carrying value; consequently, the Company is in the process of performing the second step of the interim impairment test to quantify the amount of the non-cash impairment charge, if any, to be recorded in the Company's Form 10-Q filing for the three and nine months ended September 30, 2013. The Security Technologies EMEIA reporting unit had approximately $190 million of goodwill at June 30, 2013. Any or all of this amount may be impaired. A non-cash impairment charge will not impact our compliance with our existing debt covenants or our borrowing capacity under current credit arrangements. We believe the Security Technologies EMEIA reporting unit will remain a part of the future success of Allegion plc following its proposed spin off.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND PUBLIC LIMITED COMPANY
(Registrant)

Date: September 20, 2013	/s/ Steven R. Shawley
Steven R. Shawley
Senior Vice President and Chief Financial Officer